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Exhibit 10.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

JAY D. CHAZANOFF, STEPHEN R. SIMMS, RON L. JACOBS, AND KATHLEEN GERBER

AND

BANKRUPTCY SERVICES LLC

AND

EPIQ SYSTEMS ACQUISITION, INC.

AND

EPIQ SYSTEMS, INC.

Dated as of January 31, 2003

MEMBERSHIP INTEREST PURCHASE AGREEMENT

        THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement"), dated as of the 31st day of January, 2003, is made by and among EPIQ SYSTEMS, INC., a Missouri corporation ("Parent"), EPIQ SYSTEMS ACQUISITION, INC., a New York corporation and a wholly owned subsidiary of Parent ("Buyer"), BANKRUPTCY SERVICES LLC, a New York limited liability company ("Company"), JAY D. CHAZANOFF, an individual ("Chazanoff"), STEPHEN R. SIMMS, an individual ("Simms"), RON L. JACOBS, an individual ("Jacobs"), and KATHLEEN GERBER, an individual ("Gerber") (hereinafter, Chazanoff, Simms, Jacobs and Gerber are each individually referred to as a "Seller" and collectively referred to as "Sellers").

RECITALS

        1.    Parent develops, markets and licenses proprietary software solutions for workflow management and data communications infrastructure that serve the bankruptcy trustee market and the infrastructure software market.

        2.    Sellers and Bankruptcy Services, Inc. are all of the members of Company which provides claims agent services as an agent of the United States Bankruptcy Court in various jurisdictions throughout the United States, notice and legal publication services, claims tracking and reconciliation services, balloting and solicitation services, and property disbursement services, for debtors, debtors' counsel and other advisers, creditors, and the federal court in Chapter 11 bankruptcy reorganizations (the "Business").

        3.    Buyer desires to acquire all of the Membership Interests (as defined below) of Company, thereby acquiring the Business of Company, in order to expand and enhance Parent's services to the bankruptcy industry and to other markets itself and through its subsidiaries.

        4.    Chazanoff owns 30% of the membership interests of Company, Simms owns 25.55% of the membership interests of Company, Jacobs owns 34.45% of the membership interests of Company, and Gerber owns 10% of the membership interests of Company, which collectively constitute all of the membership interests of Company (the "Membership Interests").

        5.    Buyer desires to acquire the tangible and intangible assets and operations, including without limitation the goodwill, of Company through the purchase of the Membership Interests from Sellers pursuant to the terms of this Agreement and the transfer of all of the Membership Interests to Buyer.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

        1.1  Definitions.    In addition to terms defined elsewhere in this Agreement, the following words and terms as used in this Agreement have the following meanings:

        "Affiliate" means any Person (whether for-profit or nonprofit) that "controls," or is "controlled" by, or is under common "control" with, any other Person or one of its subsidiaries. For purposes of this definition, a Person "controls" another Person when the first Person possesses or exercises directly, or indirectly through one or more other Affiliates or related entities, the power to direct the management and policies of the other Person, whether through the ownership of voting rights, membership, the power to appoint a majority of the members, trustees or directors, by contract, or otherwise.

        "Accounts Receivable" means, with respect to the Business, the amounts owing to Company as of the Closing Date for goods sold or services rendered and delivered prior to the Closing Date, whether or not Company has submitted an invoice for such goods or services, and shall include, without limitation, all amounts in respect of unbilled work-in-progress prior to the Closing Date.

        "Ancillary Documents" means all agreements, certificates and other documents delivered simultaneously with the execution of this Agreement, in each case, as more fully described in Article VI hereof. A "Sellers Ancillary Document" is an Ancillary Document to which Sellers are, or will be, a party; and a "Buyer Ancillary Document" is an Ancillary Document to which Buyer or Parent is, or will be, a party.

        "Chazanoff Consulting Agreement" means the Consulting Agreement to be entered into by and between Company and Chazanoff contemporaneously with the execution of this Agreement, the form of which is attached as Exhibit 6.1.2(a) hereto.

        "Consulting Agreement" means the Chazanoff Consulting Agreement or the Simms Consulting Agreement, as applicable.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Employment Agreement" means the Jacobs Employment Agreement or the Gerber Employment Agreement, as applicable.

        "Encumbrance" means any lien, pledge, charge, assessment, security interest, mortgage, claim, option, easement, imperfection of title, tenancy or other legal or equitable right of others, or other encumbrance of any character whatsoever.

        "Gerber Employment Agreement" means the Employment Agreement to be entered into by and between Company and Gerber contemporaneously with the execution of this Agreement, the form of which is attached as Exhibit 6.1.1(b) hereto.

        "Governmental Authority" means any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

        "Intellectual Property" means all (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, URLs, websites and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information, licenses to utilize catalogs, books or tapes and know-how (including, but not limited to, ideas, business and marketing plans and related information); and (vi) computer software (including, but not limited to, data, databases and documentation) used in each case by Company, including without limitation, the intellectual property listed in Section 3.14 of the Disclosure Schedule, and any Contracts relating to Intellectual Property rights of the Company.

        "Jacobs Employment Agreement" means the Employment Agreement to be entered into by and between Company and Jacobs contemporaneously with the execution of this Agreement, the form of which is attached as Exhibit 6.1.1(a) hereto.

        "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any government or political subdivision or agency thereof, or any court, or any entity established, created or controlled by any thereof.

        "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, audit, inquiry or hearing before any court, Governmental Authority or private arbitration tribunal.

        "Person" means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government, or political subdivision or agency thereof, or other entity, including a Governmental Authority.

        "Pre-Closing Liabilities" means the duties, liabilities or obligations of Company, if any, arising prior to the Closing Date, and shall specifically include, among other things, (i) any and all amounts that Company may be required to pay to Bankruptcy Services, Inc. pursuant to the terms of Section 4.3(b) of that certain Second Amended and Restated Operating Agreement of Company, dated as of January 27, 2003; (ii) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by Company prior to and on the Closing Date; (iii) any fees or expenses incurred by Company in connection with the Transactions on or before the Closing Date whether or not Company has received an invoice for such fees and expenses as of the Closing Date; (iv) any liabilities for sums borrowed at any time prior to the Closing Date from banks or other Persons including any interest thereon or expenses related thereto arising prior to and including the Closing Date; (v) any debt, payables or other liabilities to Related Persons; (vi) any liabilities related to any employee benefit plan, including, without limitation, any 401(k), profit sharing or pension plan, whether or not sponsored by Company, arising prior to and including the Closing Date; (vii) any claims or litigation pending against Company as of the Closing Date, (viii) any liabilities for employee compensation (including commissions) and bonuses up to and through the Closing Date to the extent such liabilities are not paid or otherwise satisfied pursuant to Section 2.4.6 hereof; and (ix) any amounts owing by Company as of the Closing Date for goods and services purchased prior to the Closing Date, whether or not Company has received an invoice for such goods and services.

        "Related Person" means any officer, director, employee or consultant of Company or any holder of five percent (5%) or more of any membership interest of Company or any member of the immediate family of any such officer, director, employee, consultant or member or any entity controlled by any such officer, director, employee, consultant or member or a member of the immediate family of any such officer, director, employee, consultant or member.

        "Simms Consulting Agreement" means the Consulting Agreement to be entered into by and between Company and Simms contemporaneously with the execution of this Agreement, the form of which is attached as Exhibit 6.1.2(b) hereto.

        "Tax" or "Taxes" means taxes, levies or other like assessments, customs, duties, charges or fees of any kind imposed by any Governmental Authority, including, without limitation, income, gross receipts, excise, real or personal property, sales, use, payroll, franchise, withholding, social security, workers' compensation, unemployment compensation, or transfer and gains taxes, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

        "Tax Returns" means returns, reports, information statements, and other documentation filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

        "Transactions" means the transactions contemplated by this Agreement and the Ancillary Documents, including, without limitation, the transfer of the Membership Interests described in Section 2.1.

        "Updated Financial Statements" means the unaudited updated (i) balance sheet, (ii) income statement, (iii) statement of cash flow, (iv) statement of equity and (v) notes to the foregoing financial statements of Company, for the periods up to and ending as of December 31, 2002, delivered by Sellers to Buyer pursuant to Section 5.2.7.7 hereof.

ARTICLE II

PURCHASE AND SALE

        2.1  Purchase, Sale and Transfer of Membership Interests.    On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.2), each Seller shall sell, assign, transfer and convey to Buyer, free and clear of any Encumbrances (other than Encumbrances relating to applicable federal and state securities laws), and Buyer shall purchase from each Seller, the number of Membership Interests set forth opposite such Seller's name on Schedule 2.1 hereto. Such sales and purchases shall be affected on the Closing Date (as defined in Section 2.2) by each Seller delivering to Buyer assignments of the Membership Interests owned by such Seller, which collectively constitute all of the Membership Interests of Company, and the certificates representing all such Membership Interests, duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank, and Buyer shall deliver to each Seller, as described in Sections 2.3 and 2.4 hereof, such Seller's allocable portion of the (i) Closing Cash Purchase Price (as defined in and determined in accordance with Section 2.3.1), (ii) Positive Balance (as defined in and determined in accordance with Section 2.4), if any, and (iii) Stock Purchase Price (as defined in and determined in accordance with Section 2.3.3.1), with all Closing Shares (as defined in Section 2.3.3.1) delivered in connection therewith being free and clear of any Encumbrances (other than Encumbrances relating to applicable federal and state securities laws as set forth in Section 2.3.3.1 and Encumbrances arising pursuant to the terms of Section 2.3.3.2 hereof).

        2.2  Time and Place of Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the purchases and sales of the Membership Interests contemplated by Section 2.1 hereto (the "Closing") shall take place contemporaneously with each party's execution and delivery of this Agreement, at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, or at such other time, date, place or places as the parties hereto shall agree in writing (the "Closing Date").

        2.3  Aggregate Purchase Price.    The aggregate purchase price (the "Purchase Price") to be paid by Buyer to Sellers in consideration for the sale to Buyer of the Membership Interests as contemplated hereby shall be Sixty-Six Million Dollars ($66,000,000) and shall be comprised of (i) the Closing Cash Purchase Price (as defined in Section 2.3.1), (ii) the Contingent Cash Purchase Price (as defined in Section 2.3.2) and (iii) the Stock Purchase Price (as defined in Section 2.3.3.1). The Purchase Price shall be paid by Buyer to Sellers as follows:

          2.3.1  Closing Cash Purchase Price.    At Closing, Buyer shall pay to Sellers, in the aggregate, Forty-Five Million Five Hundred Thousand Dollars ($45,500,000) (the "Closing Cash Purchase Price") in cash, with each Seller's allocable portion of the Closing Cash Purchase Price (as set forth in this Section 2.3.1) to be paid to such Seller by wire transfer of immediately available funds to the account of each such Seller as specified on Schedule 2.3.1. The Closing Cash Purchase Price shall be distributed among the Sellers as follows:

            2.3.1.1  Thirteen Million Six Hundred Fifty Thousand Dollars ($13,650,000) shall be payable by Buyer to Chazanoff;

            2.3.1.2  Eleven Million Six Hundred Twenty-Five Thousand Two Hundred Fifty Dollars ($11,625,250) shall be payable by Buyer to Simms;

            2.3.1.3  Fifteen Million Six Hundred Seventy Four Thousand Seven Hundred Fifty Dollars ($15,674,750) shall be payable by Buyer to Jacobs; and

            2.3.1.4  Four Million Five Hundred Fifty Thousand Dollars ($4,550,000) shall be payable by Buyer to Gerber.

          2.3.2  Contingent Cash Purchase Price.    Subject to the terms and conditions of this Section 2.3.2, each Seller shall receive from Buyer, and Buyer hereby agrees to pay to each Seller, as additional consideration for the Membership Interests (the "Contingent Cash Purchase Price"), the sums set forth beside each Seller's name on Schedule 2.3.2 hereof.

            2.3.2.1  Full Forfeiture by all Sellers.    If, and in the event that, either Jacobs or Gerber, or both of them, shall, prior to January 31, 2008, (i) voluntarily terminate his or her employment with Company (other than for Good Reason (as defined in the relevant Employment Agreement) or due to death or Disability (as defined in the relevant Employment Agreement), it being agreed that in the event of a termination of employment for Good Reason, death or Disability, Buyer shall, notwithstanding such termination of employment, continue to be obligated to make the payments to each Seller, including Jacobs and Gerber, or, in the case of death, to the deceased Seller's beneficiaries or estate, in the amounts and on the dates set forth on Schedule 2.3.2 hereto); or (ii) be terminated by Company for Cause (as defined in the relevant Employment Agreement), but excluding a termination for Cause pursuant to Section 3(a)i.4.(ii) of the relevant Employment Agreement, in which case Buyer shall continue to be obligated to make the Contingent Cash Purchase Price payments to all Sellers in accordance with the terms hereof, then, subject to Sections 2.3.2.3 and 2.3.2.4, each of the four (4) Sellers shall forfeit his and her allocable portion of the Contingent Cash Purchase Price, in recognition of the resulting impairment to the goodwill of the Business.

            2.3.2.2  Forfeiture by Chazanoff and/or Simms.    If, and in the event that, either Chazanoff or Simms shall, prior to the expiration of the initial term of such Seller's Consulting Agreement, (i) voluntarily terminate his Consulting Agreement with Company (other than for Good Reason (as defined in the relevant Consulting Agreement) or due to death or Disability (as defined in the relevant Consulting Agreement), it being agreed that in the event of a termination of a Consulting Agreement for Good Reason, death or Disability, Buyer shall, notwithstanding such termination, continue to be obligated to make the payments to the terminating Seller, or, in the case of death, the terminating Seller's beneficiaries or estate, in the amounts and on the dates set forth on Schedule 2.3.2 hereto); or (ii) be terminated by Company for Cause (as defined in the relevant Consulting Agreement), but excluding a termination for Cause pursuant to Section 3(a)i.4.(ii) of the relevant Consulting Agreement, in which case Buyer shall continue to be obligated to make the Contingent Cash Purchase Price payments to the Seller so terminated in accordance with the terms hereof, then, subject to Sections 2.3.2.3 and 2.3.2.4, the Seller so terminating his Consulting Agreement, or having been so terminated, shall forfeit his allocable portion of the Contingent Cash Purchase Price, in recognition of the resulting impairment to the goodwill of the Business, it being understood that such a termination shall in no way affect Buyer's obligation to pay to each other Seller his or her allocable portion of the Contingent Cash Purchase Price in accordance with Schedule 2.3.2 hereto.

            2.3.2.3  Payment; Effective Date of Forfeiture.    Payment of the Contingent Cash Purchase Price to each of the four (4) Sellers (or to a Seller's estate or beneficiaries, if applicable) shall be made on the dates and in the amounts set forth on Schedule 2.3.2, if and in the event that no Forfeiture Notice (as defined in Section 2.3.2.4) has been given hereunder, on or before the due dates of such payments, and such payments shall be deemed earned as of such date. The forfeiture by any Seller of any portion of the Contingent Cash Purchase Price shall be effective solely with regard to payments of portions of the Contingent Cash Purchase Price which have not been received or earned by such Seller or Sellers as of the date of the Forfeiture Notice hereunder. No forfeiture or repayment shall be made by any Seller with regard to Contingent Cash Purchase Price payments received or earned prior to the date of the Forfeiture Notice hereunder.

            2.3.2.4  Notice; Dispute Resolution.    If Company believes that any Seller voluntarily terminated his or her employment with Company or his Consulting Agreement (other than for Good Reason or due to death or Disability) or if Company has purportedly terminated any Seller for Cause hereunder (each of such terminations being referred to hereinafter as a "Forfeiture Event"), Company shall provide to each Seller who, pursuant to the terms of Sections 2.3.2.1 and 2.3.2.2, may be affected by such Forfeiture Event (each an "Affected Seller") written notice (the "Forfeiture Notice") within twenty (20) calendar days of such Forfeiture Event. Each Affected Seller shall have the right, during the twenty (20) calendar day period commencing from the date of receipt by such Affected Seller of the Forfeiture Notice, to deliver notice to Buyer (the "Dispute Notice") disputing the facts asserted by Company in its Forfeiture Notice; if any Affected Seller delivers a Dispute Notice, all Affected Sellers shall be deemed to have delivered a Dispute Notice. Failure by all Affected Sellers receiving the Forfeiture Notice to provide a Dispute Notice to Buyer within the time frame prescribed above shall be deemed to be an agreement by all Affected Sellers to the full forfeiture or partial forfeiture as described in Sections 2.3.2.1 or 2.3.2.2, respectively, which is the subject of the Forfeiture Notice. If a Dispute Notice is timely received by Buyer and, if within ten (10) calendar days of Buyer's receipt of such Dispute Notice, the Affected Seller or Affected Sellers providing such Dispute Notice and Buyer cannot resolve their dispute as to the facts and circumstances surrounding the termination of the employment or the Consulting Agreement, as the case may be, of the relevant Seller, the Affected Seller(s) and Buyer shall submit the dispute for resolution to an arbitrator pursuant to Section 10.2 hereof (the "Arbitrator"). If the Arbitrator determines that, in accordance with Sections 2.3.2.1, 2.3.2.2, 2.3.2.3 and/or this Section 2.3.2.4, as applicable, Buyer is required, notwithstanding the termination of the employment or the Consulting Agreement, as the case may be, of the relevant Seller, to continue to make the payments of the Contingent Cash Purchase Price, then Buyer shall, within three (3) calendar days of such determination, pay to each Affected Seller, by wire transfer of immediately available funds to the account or accounts such Affected Seller(s) shall specify to Buyer in writing the full amount of any and all payments of the Contingent Cash Purchase Price that were scheduled to be paid to such Affected Seller(s) pursuant to Schedule 2.3.2 during the period in which the dispute was pending; thereafter, Buyer shall remain obligated to make any and all payments of the Contingent Cash Purchase Price not yet then due and payable in accordance with Schedule 2.3.2 hereto. If the Arbitrator determines that, in accordance with Sections 2.3.2.1, 2.3.2.2, 2.3.2.3 and/or this Section 2.3.2.4, as applicable, Buyer is not required to continue to make the payments of the Contingent Cash Purchase Price to the Affected Seller(s), then Buyer's obligation to make any such payments to such Affected Seller(s) in respect of any period ending on or after the date of the Forfeiture Event shall terminate, effective as of such date, in recognition of the resulting impairment to the goodwill of the Business. For the avoidance of doubt, in making any determination under this Section 2.3.2.4 the Arbitrator shall consider, among other things, the nature and cause of the termination, the date of the termination and the timeliness of any notice required to be given pursuant to the terms hereof.

          2.3.3  Securities Portion of Purchase Price.

            2.3.3.1  Buyer shall pay the balance of the Purchase Price, or Sixteen Million Five Hundred Thousand Dollars ($16,500,000), to Sellers in accordance with the terms of this Section 2.3.3.1 (the balance of the Purchase Price being hereinafter referred to as the "Stock Purchase Price"). In full satisfaction of Buyer's obligation to pay the Stock Purchase Price, at the Closing, and subject to Section 2.3.3.2 below, Parent hereby agrees to issue and deliver to each Seller, duly registered on the books of Parent in such Seller's name, that number of fully paid and non-assessable shares of common stock, $.01 par value per share, of Parent (such stock is hereinafter referred to as "EPIQ Stock" or "Parent Common Stock") set forth opposite such Seller's name on Schedule 2.3.3.1 hereto (the "Closing Shares"), it being understood that the aggregate number of shares of EPIQ Stock being issued by Parent to Sellers hereunder has been determined by dividing Sixteen Million Five Hundred Thousand Dollars ($16,500,000) by the average of the closing prices of one share of EPIQ Stock as reported as of the close of trading on the Nasdaq National Market for the fifty-five (55) calendar days immediately preceding the date that is five (5) calendar days prior to the earlier of the (i) first public announcement of the Transactions contemplated by this Agreement and (ii) Closing Date (with any fractional shares that would otherwise result from such calculation being rounded to the nearest whole number). The shares of EPIQ Stock to be issued to each Seller as a portion of the Stock Purchase Price (i) will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) will be issued to each Seller by EPIQ pursuant to Regulation D of the Securities Act or another applicable exemption therefrom, (iii) are being issued by Parent and accepted by each Seller in reliance upon certain representations and warranties of each Seller, Buyer and Parent, as applicable, as contained herein (including, in the case of Buyer and Parent, the representations and warranties of each Seller set forth in Section 3.35 hereof) and (iv) will carry the following restrictive legend on each stock certificate representing the shares of EPIQ Stock issued to Sellers pursuant to the terms hereof:

        "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to EPIQ Systems, Inc., qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder."

            2.3.3.2  Sellers hereby acknowledge and agree that, except as provided in the last sentence of this Section 2.3.3.2, one-half of the Closing Shares issued to and registered on the books of Parent in the names of Sellers hereunder, with an aggregate value as of the date hereof, determined in accordance with Section 2.3.3.1 above, of Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000) shall not be transferred, pledged, hypothecated, mortgaged or disposed of, by gift or otherwise, or in any way encumbered by any Seller hereunder for a period of one (1) year from and after the date hereof and that the share certificates representing such Closing Shares shall each bear a restrictive legend to the foregoing effect, with the number of Closing Shares of each Seller subject to the foregoing one (1) year transfer restriction being allocated pro rata among all Sellers as set forth on Schedule 2.3.3.2(a) hereto. Sellers hereby further acknowledge and agree that, except as provided in the last sentence of this Section 2.3.3.2, the remaining one-half of the Closing Shares issued to and registered in the names of Sellers hereunder, with an aggregate value as of the date hereof, determined in accordance with Section 2.3.3.1 above, of Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000) shall not be transferred, pledged, hypothecated, mortgaged or disposed of, by gift or otherwise, or in any way encumbered by any Seller hereunder for a period of two (2) years from and after the date hereof and that the share certificates representing such Closing Shares shall each bear a restrictive legend to the foregoing effect, with the number of Closing Shares of each Seller subject to the foregoing two (2) year transfer restriction being allocated pro rata among all Sellers as set forth on Schedule 2.3.3.2(b) hereto. Except as provided in the immediately following sentence, any transfer, hypothecation, mortgage, disposition or encumbrance, or any agreement to do any of the foregoing in violation of this Section 2.3.3.2 shall be void ab initio and of no force or effect and Sellers hereby agree that during such restrictive periods, Buyer may deliver stop transfer instructions to the stock transfer agent for the EPIQ Stock in accordance with the foregoing agreement. Buyer and Parent hereby agree and acknowledge that notwithstanding anything contained in this Section 2.3.3.2 to the contrary, in the event of the death of any Seller within the transfer restriction periods set forth herein, the Closing Shares owned by such deceased Seller shall be transferable to such deceased Seller's beneficiaries, estate, heirs, executor or legal representative, it being understood that upon receipt thereof, such Person shall be bound by and subject to the restrictions with respect to transfer set forth herein.

        2.4  Closing Cash Balance. Schedule 2.4.1 hereto sets forth the Closing Cash Balance (as hereinafter defined). In the event the Closing Cash Balance is a positive number (the "Positive Balance"), Company shall pay to Sellers, in the aggregate, an amount equal to the Positive Balance, with each Seller's allocable portion of the Positive Balance (as set forth on Schedule 2.4 hereto) to be paid to such Seller by wire transfer of immediately available funds to the account of such Seller as specified on Schedule 2.3.1. In the event the Closing Cash Balance is a negative number (the "Negative Balance"), Sellers shall, immediately prior to the Closing, pay into the account of Company an amount equal to the Negative Balance, it being understood and agreed that the Negative Balance shall be retained by Company following the Closing for general working capital needs. The cash balance of Company at Closing (the "Closing Cash Balance") represents and shall be determined by taking the sum of:

          2.4.1  the cash and the value of the cash equivalents held by Company in any demand, time, savings, checking, depositary, securities or similar account maintained by Company with any bank, broker dealer, securities intermediary or other financial institution, in each case, as reflected on the books and accounts of Company as of the Closing Date; plus

          2.4.2  all amounts (other than amounts in respect of the security deposit) paid by any Seller, Company or any Affiliate thereof regarding the facility located at 757 Third Avenue, Suite 304, New York, New York 10017 (the "Referenced Property") for the office lease, construction, equipment purchases, other related build-out, pre-paid rent for periods after the Closing Date (but not for any rent paid covering periods ending on or before the Closing Date), which amounts are all set forth on Schedule 2.4.2 hereto; plus

          2.4.3  all amounts paid by any Seller, Company or any Affiliate thereof as a security deposit or pre-paid rent for periods after the Closing Date (but not for any rent paid covering periods ending on or before the Closing Date) regarding the facility located at 135 East 57th Street, New York, New York 10022, which amounts are all set forth on Schedule 2.4.3 hereto; less

          2.4.4  One Million Five Hundred Thousand Dollars ($1,500,000) in cash or cash equivalents held by Company to be used by Company for working capital needs subsequent to the Closing; less

          2.4.5    all amounts in respect of customer retainers and similar deposit payments made by customers of Company as reflected on the books and records of Company as of the Closing Date; less

          2.4.6  all amounts in respect of employee bonuses (other than retention bonuses, if any) and compensation, including commissions, that have accrued but have not been paid (or set apart for payment) as of the Closing Date as reflected on the books and records of Company; less

          2.4.7  all amounts necessary to satisfy the obligation of Company relating to the accrued vacation of the employees of Company as reflected on Section 3.20 of the Disclosure Schedule.

        2.5  Accounts Receivable.    Subject to the terms of Section 2.6 herein, effective as of the Closing Date, Company agrees, and Buyer shall cause Company to, (i) assign, transfer and convey to (A) the Majority Sellers (as defined in Section 7.1), all of Company's (or any successor or assignee thereof) right, title and interest in and to the Accounts Receivable that are attributable to any period ending on or before December 31, 2002 and (B) all Sellers, all of Company's (or any successor or assignee thereof) right, title and interest in and to the Accounts Receivable that are attributable to any period from and after January 1, 2003 to the Closing Date and (ii) within twenty (20) calendar days following the end of each calendar month following the Closing Date (each such month is hereinafter referred to as a "Monthly Period"), for a period of twelve (12) months following the Closing Date (the "True-Up Period"), transfer and deliver to the Majority Sellers or all Sellers, as the case may be, the Net Amount (as defined in Section 2.6 below), with each such Net Amount payment being made to the Majority Sellers or all Sellers, as the case may be, in accordance with Schedule 2.5 hereto and by wire transfer of immediately available funds to the accounts set forth on Schedule 2.3.1 hereto or by such other method as the relevant Seller and Parent shall mutually agree. In connection with the Net Amount payments by Company as contemplated hereby, Buyer and Company hereby agree that, from and after the Closing Date, without the prior written consent of each Seller, and except as contemplated by the immediately following Section hereof, neither Company nor any successor or assignee thereof, shall forgive, discount or otherwise discharge or credit any amount due and owing to it or them against any Account Receivable, and shall use commercially reasonable efforts to pursue the collection of, and shall not discriminate against, the Accounts Receivable, it being understood that neither Buyer nor Company shall be required to incur any incremental cost in pursuing the collection of any Account Receivable.

        2.6  Retained Liabilities.    Effective as of the Closing Date, (A) the Majority Sellers shall, jointly and severally, assume and agree to satisfy any and all amounts that become due and payable following the Closing Date with respect to any Pre-Closing Liability attributable to any period ending on or before December 31, 2002 and (B) all Sellers shall, jointly and severally, assume and agree to satisfy any and all amounts that become due and payable following the Closing Date with respect to any Pre-Closing Liability attributable to any period from and after January 1, 2003 to the Closing Date, it being understood that in either case, except in the case of a Shortfall Amount (as hereinafter defined), no Seller shall be required to make any cash payment to Company hereunder; rather, Company shall use any and all proceeds it receives in respect of the Accounts Receivable during each Monthly Period to pay and satisfy in full any and all Pre-Closing Liabilities that are due and payable during such Monthly Period, with the net amount thereof (the "Net Amount") being remitted to the Majority Sellers and/or all Sellers, as the case may be, in accordance with Section 2.5 above; provided, however, the parties hereto hereby agree that prior to determining the Net Amount as contemplated hereby, any and all Pre-Closing Liabilities incurred in each Monthly Period shall be reduced by any expenses of Company in respect of such Monthly Period that any Seller, Company or any Affiliate thereof pre-paid prior to the Closing Date as set forth on Schedule 2.6 hereto (the "Pre-Paid Expense Credits"), it being understood that such pre-paid expenses shall not include any pre-paid expenses referenced in Section 2.4 hereof. Within twenty (20) calendar days following the end of each Monthly Period, and together with the Net Amount to be paid by Company pursuant to Section 2.5 above, Company shall deliver to all Sellers a notice (the "Notice") setting forth all Accounts Receivable received and all Pre-Closing Liabilities paid by Company during such Monthly Period and all Pre-Paid Expenses Credits attributable to such Monthly Period, such Notice to include evidence of each Account Receivable received and each Pre-Closing Liability paid during such Monthly Period and, in the case of any Pre-Closing Liability which relates to a product purchased or a service rendered to Company during such period, such Notice shall also attach a copy of the invoice from the seller or service provider thereof; provided, however, Buyer and Company hereby acknowledge and agree that the payment obligations of each Seller with respect to the Pre-Closing Liabilities as contemplated by the immediately preceding sentence shall not include any amounts that may accrue from time to time as interest, penalty or other form of liquidated damages pursuant to the terms of any contract, invoice, purchase order or other agreement relating to such Pre-Closing Liability to the extent such interest, penalty or other form of liquidated damages has accrued or become due and owing by Company due to the failure of Buyer, Company or any Affiliate thereof to timely process and pay any invoice related thereto in accordance with the terms thereof. In the event that the aggregate Pre-Closing Liabilities (as reduced by the Pre-Paid Expense Credits, if any) are greater than the aggregate Accounts Receivable during any Monthly Period (the "Shortfall Amount"), as set forth in the Notice delivered by Company to Sellers pursuant to the terms hereof, then all Sellers, jointly and severally, agree to pay to Company such Shortfall Amount, such payment to be made within five (5) business days following receipt of the Notice, by wire transfer of immediately available funds to the account or accounts designated by Company to Sellers in the Notice or by such other method as Sellers and Company shall mutually agree. Notwithstanding the foregoing, all of Sellers' and Company's obligations under Sections 2.5 and 2.6 shall cease at the end of the True-Up Period.

        2.7  Certain Leases.

          2.7.1  Promptly following the Closing, Buyer shall replace the 10-year treasury bill which serves as collateral (the "Current Collateral") under the letter of credit used as a security deposit for the Referenced Property, in such form as may be agreed between the landlord thereof and Buyer, and Buyer shall deliver or direct the landlord to deliver to Sellers the Current Collateral. Promptly following the Closing, Parent agrees to (i) guarantee any and all amounts to be paid by Company with respect to the lease, construction, equipment purchases and other related build-out of the Referenced Property and (ii) use all commercially reasonable efforts to cause the landlord thereof to release the existing guarantee of Millennium Financial Services, Inc.

          2.7.2  Promptly following the Closing, Parent agrees to (i) guarantee any and all amounts to be paid to vendors under the terms of the equipment leases set forth on Schedule 2.7.2 and (ii) use all commercially reasonable efforts to cause the vendor to release any Seller or Sellers who, as of the date hereof, are guarantors thereunder.

          2.7.3  From and after the Closing Date, Millennium Financial Services, Inc. hereby agrees and acknowledges that Company shall be entitled to continue to occupy the 6,115 rentable square feet on the 6th Floor of the property located at 70 East 55th Street, New York, New York (the "East 55th Street Property") on the same terms and conditions as Company is occupying the East 55th Street Property as of the date hereof and otherwise subject to the terms and conditions set forth in the primary lease and sublease relating thereto and any reasonable agreements Millennium Financial Services, Inc. may enter into with the landlord following the date hereof in connection with an extension of the term thereof. In connection therewith, within three (3) business days following the end of each calendar month following the Closing Date, and provided Company continues to occupy the East 55th Property as contemplated hereby, Company shall, and Buyer shall cause Company to, pay over to, and reimburse Millennium Financial Services, Inc. for, any and all rent payments Millennium Financial Services, Inc. shall make to the sub-landlord and/or landlord of the East 55th Property pursuant to the terms of the sublease and primary lease relating thereto and any agreements Millennium Financial Services, Inc. may enter into with the landlord following the date hereof in connection with an extension of the term thereof.

          2.7.4  If, and in the event that, Company, Buyer or Parent should suffer any loss, damage, cost, liability or expense (including reasonable attorneys' fees) arising from or in connection with the expiration of the sublease and primary lease with respect to the East 55th Property which is set forth in paragraph 3 of Section 3.3 of the Disclosure Schedule (collectively, the "East 55th Street Lease"), prior to the date upon which its facilities at the Referenced Property become available and appropriate for occupancy, including, but not limited to, reasonable expenses of moving furniture or equipment to a location (other than the Referenced Property) other than the East 55th Property then, anything herein to the contrary notwithstanding, but subject to the immediately following sentence hereof, Sellers do hereby indemnify and hold Company, Buyer and Parent harmless from and against any and all losses, damages, costs, liabilities or expenses arising therefrom. Notwithstanding the foregoing, in no event shall Sellers be obligated to indemnify Company, Buyer or Parent or otherwise be liable to Company, Buyer or Parent for any cost, expense or other liability, that is attributable to any additional and reasonable amounts Company, Buyer or Parent may be required to pay as additional or holdover rent as a result of Company occupying the East 55th Property following the expiration of the East 55th Street Lease whether pursuant to the terms thereof or pursuant to the terms of any other agreement Company (or Millennium Financial Services, Inc., on Company's behalf) may enter into with the landlord or sub-landlord of the East 55th Street Property (the "Landlord"). In furtherance of the foregoing, Buyer, Parent and following the Closing, Company, hereby agree and acknowledge that Sellers shall have the exclusive right and sole authority to enter into discussions and negotiations with the Landlord regarding an extension or other mutually agreeable arrangement with respect to Company's continued occupancy of the East 55th Street Property and Buyer, Parent and following the Closing, Company, agree not to interfere with or otherwise attempt to enter into negotiations or discussions with the Landlord regarding the subject matter covered by this Section 2.7.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

        Except as set forth in the disclosure schedule (the "Disclosure Schedule") attached hereto, Sellers, jointly and severally, represent and warrant to Buyer and Parent, as of the date hereof and as of the Closing Date, as applicable, as to themselves, Company and all Affiliates of Company, including, without limitation, Millennium Financial Services, Inc. and Omni Partnership Services, Inc., insofar as such entities' operations relate to the assets or operation of the Business, as follows:

        3.1  Authorization of Transactions.    Company and Sellers have full power, authority and legal capacity to execute and deliver this Agreement and each of the Sellers Ancillary Documents and to perform their obligations under the terms hereof and thereof. The execution and delivery of this Agreement and each of the Sellers Ancillary Documents and the performance of all of the obligations of Sellers and Company under the terms hereof and thereof have been duly authorized by all Company action, if applicable, necessary to authorize execution, delivery and performance of this Agreement and the Transactions. This Agreement and the Sellers Ancillary Documents constitute, or upon execution (assuming due execution and delivery by Buyer and Parent) will constitute, valid and binding obligations of Sellers and Company, enforceable against them in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

        3.2  Membership Interests.

          3.2.1  There are one hundred (100) Membership Interests, constituting all of the Membership Interests, issued and outstanding. All of the Membership Interests have been duly authorized and validly issued and are entitled to the benefits of Section 609(a) of the New York Limited Liability Company Law.

          3.2.2  Each Seller is the lawful, beneficial and record owner of its Membership Interests and has the full right, power and authority to vote, sell, convey, transfer and deliver the Membership Interests it owns pursuant to this Agreement. The delivery of the certificates representing the Membership Interests pursuant to this Agreement will transfer to Buyer legal and valid title thereto, free and clear of all Encumbrances (other than Encumbrances existing or arising under any federal or state securities laws).

          3.2.3  There are no outstanding subscriptions, options, warrants, rights, convertible securities or other Contracts of any character obligating Company to issue or repurchase any Membership Interests or otherwise relating to the issued or unissued Membership Interests of Company.

        3.3  No Conflicts, Violations or Breaches.    The execution and delivery of this Agreement and each of the Sellers Ancillary Documents by Sellers and by Company, the performance by Sellers and Company of their respective obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and the compliance with the terms hereof and thereof (a) do not conflict with or contravene any (i) provisions of Company's articles of organization or operating agreement or (ii) judgment, order, decree, rule, regulation, statute or other law or restriction of any court, government or governmental agency to which Sellers or Company are, or their respective properties or assets are, subject or by which Sellers or Company are, or their respective properties or assets are, bound; (b) except as set forth in Section 3.3 of the Disclosure Schedule, do not conflict with, contravene, result in a breach of any terms of, or constitute a default under, any provision of any Contract to which Sellers or Company are a party or by which any of their respective properties or assets are bound; (c) will not result in the creation of any restriction or Encumbrance on the properties or assets of Company, other than restrictions and Encumbrances created under the Ancillary Documents; (d) does not violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Sellers or Company, or any permit, license or approval of any Governmental Authority; or (e) except as set forth in Section 3.3 of the Disclosure Schedule, do not require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Person.

        3.4  Organization and Qualification.

          3.4.1  Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified to conduct business in the State of New York, and in the states set forth in Section 3.4.1 of the Disclosure Schedule.

          3.4.2  Company has no direct or indirect equity interest in any Person, other than investments which constitute cash or cash equivalents.

          3.4.3  Company has all requisite power and authority to own, lease and operate its properties and to carry on the Business as now being conducted, wherever located.

        3.5  Company Documents.    Sellers have delivered to Buyer true and complete copies of the articles of organization and the operating agreement of Company. Company is not in violation of any of the provisions of its articles of organization or operating agreement. Except as set forth in Section 3.5 of the Disclosure Schedule, the membership interest transfer records of Company are true and complete and reflect all issuances and transfers of all of the Membership Interests of Company to date. Except as set forth in Section 3.5 of the Disclosure Schedule, the records of the meetings of the members of Company since its formation accurately reflect all material Company actions and proceedings to date.

        3.6  Financial Statements.

          3.6.1  Included as Section 3.6 of the Disclosure Schedule are Company's audited financial statements for the nine months ended September 30, 2002 (the "Audit Date"). Sellers warrant that (i) such audited financial statements and (ii) the audited financial statements for the years ending December 31, 2001 and December 31, 2000, have been prepared in accordance with generally accepted accounting principles (except as otherwise noted in the notes thereto) from the books and records of Company and present accurately and fairly in all material respects the financial position of Company as of the date specified therein.

          3.6.2  Sellers warrant that the Updated Financial Statements delivered by Sellers to Buyer pursuant to Section 5.2.7.7 hereof, have been prepared from the books and records of Company in accordance with generally accepted accounting principles (except as otherwise noted in the notes thereto) and present accurately and fairly in all material respects the financial position of Company as of the date specified therein, and the results of operation of Company for the periods covered thereby.

          3.6.3  Sellers acknowledge that, following the Closing, the financial statements of Company will be included in various filings and reports made by Parent to the Securities and Exchange Commission (the "SEC"), including in a Form 8-K to be filed by Parent with the SEC promptly following the consummation of the Transactions contemplated hereby.

        3.7  Absence of Certain Developments.    Except as set forth in Section 3.7 of the Disclosure Schedule, since the Audit Date, there has not been:

          3.7.1  any material adverse change in the condition, financial or otherwise, of the assets, liabilities, rights or Business of Company;

          3.7.2  any sale, lease, transfer or assignment of any assets, tangible or intangible, of Company, other than in the ordinary course of business;

          3.7.3  any material damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or Business of Company;

          3.7.4  any declaration, setting aside or payment of any distribution with respect to the Membership Interests or any redemption, purchase or other acquisition of any such Membership Interests;

          3.7.5  any mortgage or pledge of, or subjection to any lien, charge, security interest or other Encumbrance on, any of the assets, tangible or intangible, of Company, except for liens for current Taxes and other liens arising in the ordinary course of business;

          3.7.6  any incurrence of indebtedness or liability or assumption of obligations by Company, other than in the ordinary course of business;

          3.7.7  any cancellation or compromise by Company of any debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

          3.7.8  any waiver or release by Company of any right of any material value;

          3.7.9  any sale, assignment, transfer or grant by Company of any of its rights to any Intellectual Property, other than in the ordinary course of business;

          3.7.10  any arrangement, agreement or undertaking entered into with any employee of Company that is not terminable on thirty (30) days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation), or that increases the compensation or benefits due, or to become due, to any employee, officer or member of Company, other than in the ordinary course of business;

          3.7.11  any amendment made, or authorized, to Company's articles of organization or operating agreement;

          3.7.12  any issuance, sale or other disposition by Company of any Membership Interests or other equity securities, or any grant of any option, warrant or other right to purchase or obtain (including upon conversion or exercise), Membership Interests or other equity securities;

          3.7.13  any loan from or other transaction with any officer, director or member of Company giving rise to any claim or right of any such person against Company or any loan to any officer,

  director, member or other employee giving rise to any claim or right of Company against any such person;

          3.7.14  any acceleration, termination, modification or cancellation, or, to the knowledge of Sellers, threat thereof, by any party, to any Contract to which Company is a party or by which it is bound so as to affect adversely the properties or Business of Company;

          3.7.15  entry by Company into any other transaction or commitment that is not in the ordinary course of business; or

          3.7.16  any Contract made or authorized to do any of the foregoing.

        3.8  Assets of Company.    Company has good and valid title to all of the assets used in the Business, free and clear of all Encumbrances, and no other party has any rights or claims to possession of any of the assets of the Business. None of the assets are subject to any option, contract, arrangement or understanding that would restrict Sellers' or Company's ability to complete the Transactions as contemplated herein. Millennium Financial Services, Inc. has transferred to Company all the assets that it had owned prior to the date of this Agreement utilized by Company in the operation of the Business as of the date hereof. All of the assets used by Company in its Business are owned by Company, other than assets subject to leases, licenses or similar arrangements included in the list of Contracts in Section 3.9 of the Disclosure Schedule. The assets of the Business (whether owned, leased or licensed) constitute all the material assets necessary to operate the Business immediately following the Closing substantially as currently conducted by Company as of the date hereof. Except as contemplated in Section 2.4.5 of this Agreement, all retainers and similar deposit payments made by customers of Company, are held by Company, and shall be retained by Company, as of the Closing Date, in accordance with their terms. Company has never engaged in any business other than the Business.

        3.9  Contracts.    Set forth in Section 3.9 of the Disclosure Schedule is a list containing the parties, the name and the date of each and every material contract and material commitment to which Company is a party and which relates to the Business, including but not limited to the following (collectively, the "Contracts"):

          3.9.1  All labor contracts or collective bargaining agreements, if any;

          3.9.2  All agreements pursuant to which Company provides its goods and services to its customers, in conjunction with its conduct of the Business, including any ancillary agreements between Company and professional advisers of such customer, or other party;

          3.9.3  All orders or other actions of any court or Governmental Authority necessary or appropriate for the conduct of the Business;

          3.9.4  All material distribution, service, license, sales, agency or advertising contracts;

          3.9.5  All promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor;

          3.9.6  All contracts containing covenants limiting the freedom of Company to engage in the Business or compete with any Person or operate at any location with respect to the Business;

          3.9.7  All joint venture or partnership agreements or joint development or similar agreements;

          3.9.8  All agreements, contracts or other arrangements with any Affiliate of Company;

          3.9.9  All license, option or other agreements relating in whole or in part to the Intellectual Property described herein (including any license or other agreement under which Company is licensee or licensor of such Intellectual Property);

          3.9.10  All mortgages, pledges, security agreements, deeds of trust or other instruments granting a lien or other Encumbrance upon any of the assets utilized in the Business; and

          3.9.11  Any exclusive retainer agreement or arrangement with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisors related to the Business.

  Sellers have delivered to Buyer a true and correct copy of each Contract identified in Section 3.9 of the Disclosure Schedule. Each Contract described in Section 3.9 of the Disclosure Schedule (a) is a valid and binding obligation of Company enforceable against Company according to the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity; (b) is now in full force and effect; (c) will not be adversely affected, as to its validity and enforceability, by Company, as a result of the Closing and the completion of the Transactions contemplated by this Agreement; (d) has not been repudiated in whole or in part by any party to such agreement; and (e) to the knowledge of Sellers, is not now the subject of any dispute, oral amendment, waiver or modification or agreement for delayed payment. Company is not and, to the knowledge of Sellers, no other party to any Contract set forth in Section 3.9 of the Disclosure Schedule is, in material breach or material default thereunder nor, to the knowledge of Sellers, has any event occurred that, after the giving of notice, the passage of time or both, would constitute a material breach of or a material default under any such Contract by any party thereto. No customer, supplier or vendor of the Business has given any notice or made any threat or otherwise revealed an intent to cancel, modify or otherwise terminate its relationship with Company.

        3.10 Pre-Bill.    Since the Audit Date, Company has not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred in connection with the Business subsequent to the Closing Date, except in the ordinary course of business and consistent with Company's prior practices, and as reflected on the Updated Financial Statements.

        3.11 Absence of Undisclosed Liabilities.    Company has no liability or obligation whatsoever, accrued, absolute, contingent or otherwise, except (i) as disclosed in Section 3.11 of the Disclosure Schedule or (ii) to the extent reserved for or reflected on the Updated Financial Statements or (iii) for those liabilities or obligations that have been incurred or accrued in the ordinary course of business since December 31, 2002.

        3.12 Taxes and Tax Returns.

          3.12.1  Company has (a) filed all federal, state, county, local and foreign income, use, excise, property, sales, employment, business activity and other Tax Returns, required to be filed on or before the date of this Agreement, (b) filed no extension of time, which is presently in effect, for filing any such return, and (c) paid all Taxes, assessments, governmental charges and withholding deposits with respect to all returns for periods from Company's inception through the date hereof, or has made adequate provisions for such taxes on the Updated Financial Statements. Company has made adequate provision in accordance with generally accepted accounting principles on the Updated Financial Statements for all accrued and unpaid Taxes, assessments, governmental charges and withholding deposits, and all interest and penalties thereon for all periods through and including the date hereof. No deficiency exists for unpaid Taxes, assessments, governmental charges or withholding deposits of any type that are not shown on the Updated Financial Statements. Company is not a party to any pending or threatened, action or proceeding for assessment or collection of Taxes and no claim for assessment or collection of Taxes has been asserted against it.

          3.12.2  No claim has been made against Company by any taxing authority in any jurisdiction that Company has failed to file a return or pay the Tax claimed to be due. Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to employees, members, creditors, independent contractors or other third parties. There are no Tax liens on any of Company's properties or assets, except statutory liens for Taxes not yet delinquent. Company has not granted any extension of the limitation period applicable to any Tax claims.

        3.13 No Encumbrances.    Company owns all of its assets free and clear of any Encumbrances.

        3.14 Intellectual Property.    Section 3.14 of the Disclosure Schedule contains a true and complete list of all registered Intellectual Property used in the conduct of the Business by Company. Company has legal ownership of all Intellectual Property, free and clear of any Encumbrances or the contractual right to use the Intellectual Property pursuant to licenses set forth in Section 3.14 of the Disclosure Schedule, except (a) liens for current Taxes not yet due and (b) liens, if any, reflected on the Updated Financial Statements. Company has not licensed or sublicensed to any third party the use of any Intellectual Property rights of Company.

        3.15 Infringements.    To the knowledge of Sellers, Company has not violated or infringed upon any patent, copyright, trademark, service mark, trade name or trade secret of any Person, and Company is not involved in unfair competition against any other Person nor has Company violated the terms of any agreement limiting Company's, or, to the knowledge of Sellers, any of its employees' or agents', ability to compete against any Person. Sellers are not aware of any infringement or violation by a third party of any interest in or right owned by Company with respect to any of the Intellectual Property. The consummation of the Transactions will not result in the loss or impairment of any of the Intellectual Property rights.

        3.16 Software.    Set forth in Section 3.16 of the Disclosure Schedule is a list of all computer software used in connection with the Business and either owned by Company or licensed by Company from third parties (the "Software"). Except as set forth in Section 3.16 of the Disclosure Schedule, Company has sufficient title and rights, by ownership or license, to use the Software to conduct the Business in the manner conducted by Company as of the Closing Date. Company has sufficient rights in that portion of the Software that is included in the assets of Company, as owner or as licensee thereof, such that Company shall have, subsequent to the Closing, good and valid title to the Software that is owned by Company and will hold a valid license, duly enforceable in accordance with its terms, with respect to the Software that is licensed by Company as licensee. The consummation of the Transactions will not cause a breach or default under any license for the Software.

        3.17 Accounts Receivable.    The Accounts Receivable recorded on the books of Company are valid and bona fide and represent sales actually made or services actually performed during the ordinary course of business. No Account Receivable has been released by Company, in whole or in part, so as to reduce its value. With respect to the Accounts Receivable, there are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Company prior to the Closing Date except as are included in the reserves reflected in the books of account of Company and such credits or allowances granted by Company in the ordinary course of business consistent with past practice.

        3.18 Employee Relations; Independent Contractor Relationships.    Set forth in Section 3.18 of the Disclosure Schedule is a list of all of Company's employees and independent contractor relationships and each person's current compensation, primary work location and job title. Except as set forth in Section 3.18 of the Disclosure Schedule, Company has no contract or arrangement, oral or written, whereunder (a) it has any obligation to its officers, directors or employees, or their beneficiaries, other than obligations to make current compensation payments terminable on notice of thirty (30) days or less and obligations under the Plans (as defined below) or (b) any such person named above owes money to Company. To the knowledge of Sellers, no member, director, officer or employee of Company owns, directly or indirectly, any material interest in, or is a director, officer, employee or agent of, any customer, supplier or competitor of Company or is subject to any noncompetition or confidentiality agreement with any third party. Company is not a party to, affected by, threatened with or in danger of being a party to, or affected by, any labor dispute or union organizing effort. To the knowledge of Sellers, Company is not currently a party to any material dispute with any employee with respect to any aspect of his or her employment relationship. Sellers are not aware of any event, condition, occurrence or other circumstance which has occurred or is threatened, which would prevent any employee, including Jacobs and Gerber, from performing, subsequent to the Closing, their business activities and functions as they are being performed on the date hereof and, in the case of Gerber and Jacobs, as contemplated by their respective Employment Agreements.

        3.19 Employee Benefits.    Sellers have listed in Section 3.19 of the Disclosure Schedule and have furnished to Buyer true and complete copies of the following Company plans, which include plans that were previously owned or sponsored by Millennium Financial Services, Inc. (individually a "Plan" and collectively the "Plans"):

          3.19.1  all nonqualified deferred or incentive compensation or retirement Plans and arrangements;

          3.19.2  all qualified retirement Plans or arrangements;

          3.19.3  all other employee compensation, severance or termination pay or welfare benefit Plans, programs or arrangements, including cafeteria Plans qualified under Section 125 of the Code; and

          3.19.4  all related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by it or to which it is a party or otherwise is bound.

          Except as set forth in Section 3.19 of the Disclosure Schedule, Company does not maintain or contribute to any funded or unfunded medical, health or life insurance Plan or arrangement for retirees or terminated employees, other than coverage mandated by Law.

          Company does not contribute to, nor does it have an obligation to make any payment or contribution to a multiemployer plan, as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and it has no actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan.

          Except as set forth in Section 3.19 of the Disclosure Schedule, Company does not maintain, contribute to or have any liability with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which meets the requirements of a qualified Plan under Section 401(a) of the Code. With respect to each Plan listed in Section 3.19 of the Disclosure Schedule and except as otherwise noted in Section 3.19 of the Disclosure Schedule, Seller has furnished to Buyer true and complete copies of (i) the Plan documents, the summary plan descriptions, all benefits booklets, other employee communication materials and all related trust agreements, insurance contracts or other funding arrangements, (ii) the latest financial statements for all funded Plans, (iii) the latest actuarial valuations, if any, and (iv) all documents filed with the Internal Revenue Service or the Department of Labor since Company's inception.

          Except where the failure to so comply will not result in the imposition of any material liability on Company or any of its employees and except as set forth in Section 3.19 of the Disclosure Schedule, (A) all Plans and related trusts listed in Section 3.19 of the Disclosure Schedule and maintained by the Company materially comply in form and in operation with all requirements of ERISA, the Code and other applicable law, and (B) all required reports or descriptions with respect to such Plans required by applicable Law have been filed or distributed.

          All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current Plan year, or any Plan year ending on or before the Closing Date, under each Plan listed in Section 3.19 of the Disclosure Schedule have been made or properly accrued on the Updated Financial Statements.

          No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Plans or arrangements or any related trusts. None of such Plans or arrangements, any related trusts or the trustees of any related trusts is the subject of, or a party to, any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter relating to Company or its employees (other than routine claims in the ordinary course of business), and to the knowledge of Sellers, none are threatened, and Sellers have no knowledge of any facts which would give rise to, or could reasonably be expected to give rise to, any such actions, suits, proceedings or claims. To Seller's knowledge, there have been no prohibited transactions as described in Section 406 of ERISA or as defined in Section 4975 of the Code with respect to any Plan.

          Except as set forth in Section 3.19 of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events provided for herein) constitute an event under any Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration of vesting or increase in benefits with respect to any employee; and no payment which will be or may be made by Company to any employee in connection with the consummation of the Transactions contemplated hereby will or could be characterized as an "excess parachute payment" with the meaning of Section 280G(b)(1) of the Code.

        3.20 Overtime, Back Wages, Vacation and Minimum Wages.    Except as set forth in Section 3.20 of the Disclosure Schedule, no Person has any claim against Company (whether by law, employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period; (b) wages or salary for any period other than the current payroll period; (c) vacation, time off or pay in lieu of vacation or time off, or sick pay, except in each case, to the extent earned in the normal course of employment; or (d) any violation of any statute, ordinance or regulation relating to minimum wage or maximum hours of work.

        3.21 Discrimination, Occupational Safety and Other Statutes and Regulations.    No Person has made any claim, or, to the knowledge of Sellers, has any basis to make any claim or bring an action or proceeding against Company, arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety or health standards.

        3.22 Labor Disputes, Unfair Labor Practices.    There is not pending, nor, to the knowledge of Sellers, threatened, any labor dispute, strike or work stoppage which affects or which may affect the Business of Company or which may interfere with the continued operation of Company.

        3.23 Books and Records.    Except as set forth in Section 3.23 of the Disclosure Schedule, the books of account, files and other business records of Company relating to the Business are complete and correct and fairly reflect in all material respects the conduct and condition of the Business as of the Closing Date and have been maintained in accordance with good business practices.

        3.24 Bonuses and Commissions.    Except as set forth in Section 3.24 of the Disclosure Schedule, there are not any bonuses or commissions attributable to periods of service prior to Closing with respect to any of Company's employees that will remain due but unpaid at Closing.

        3.25 Guarantees.    Company is not a guarantor of, or otherwise liable for, any indebtedness of any other Person.

        3.26 Insurance.    Set forth in Section 3.26 of the Disclosure Schedule is an accurate list of all policies of insurance covering Company or its assets and all pending claims against, or actions related to such policies. Sellers have delivered to Buyer true, accurate and complete copies of Company's insurance binders. Company maintains policies of fire and casualty, liability, worker's compensation, health, professional liability, crime and other forms of insurance, with all such insurance being maintained with financially sound and reputable insurers. Such policies have coverage limits, deductibles and policy provisions, and insure such risks and losses, as are reasonable for the Business conducted by Company. Such policies are in full force and effect and will be in full force and effect through the Closing Date. Neither Sellers nor Company has received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and to the knowledge of Sellers, no condition or circumstance exists that would result in such termination or increase. Company has never been refused any insurance coverage for which it has made application.

        3.27 Litigation.    There is no Litigation pending or, to the knowledge of Sellers, threatened against Sellers or Company, which, if adversely determined, would prevent, hinder or delay the consummation of the Transactions, nor to the knowledge of Sellers is there any basis for any such action. Neither Sellers, Company nor, to the knowledge of Sellers, any of Company's employees, is permanently or temporarily enjoined or barred by any order of a Governmental Authority from engaging in or continuing any conduct or practice related to the conduct of the Business or required by any order of a Governmental Authority to take any action of any kind with respect to the Business.

        3.28 Real Property.

          3.28.1  Company does not own and has never owned any real property.

          3.28.2  Set forth in Section 3.28.2 of the Disclosure Schedule is a complete list of all real property leases to which Company is a party and all real property leases under which Company, although not a party thereto, occupies a portion of the space of the property subject thereto (collectively, the "Office Leases"). A true and complete copy of each Office Lease has been delivered to Buyer prior to the date hereof. Neither Company nor any Affiliate party thereto is in default in any payment of rent under any Office Lease and neither Company nor any Affiliate party thereto is in default in the performance or observance of any of the other terms or covenants or conditions to be kept, observed or performed by it under any Office Lease, and neither Company nor the Affiliate party thereto has been informed in writing by the landlord under any Office Lease (each an "Owner") that it is in default with respect to any term or covenant or condition thereunder.

          3.28.3  Each Office Lease is in full force and effect and constitutes a legal, valid and binding obligation of Company or the Affiliate party thereto and, to the knowledge of Sellers, the Owner thereunder, subject, in each case, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity. Company has good right under each Office Lease to enjoy peaceful and undisturbed possession and occupancy of the leased office space subject to such Office Lease, and such space is suitable for the continued conduct of the Business as presently conducted. To the knowledge of Sellers, no Owner under any Office Lease is in default of any terms or conditions, including any service, repair or maintenance obligations under any such Office Lease.

        3.29 Environmental Matters.    There are no outstanding or, to the knowledge of Sellers, threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any Governmental Authority, against or involving Company or involving Company's predecessors in interest in any manner arising under any national, international, federal, state, local or other environmental, health or safety law, regulation, order or requirement, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (collectively, the "Environmental Laws"), requiring the remediation or removal of an existing condition or substance. Company has not received any notice of, nor do the Sellers have knowledge of, any outstanding or threatened orders, determinations or notices of violation issued by any Governmental Authority administering any Environmental Law in connection with ownership of or operation by Company of the Business which have not been complied with or resolved to the satisfaction of such Governmental Authority.

        3.30 Licenses and Permits.    Company holds in its name all material federal, state, local and other governmental licenses, permits, approvals and authorizations required to conduct the Business as presently conducted as of the date hereof, and to own, lease and occupy its properties and assets as presently, owned, leased and occupied by Company as of the date hereof.

        3.31 Transaction Consents.    Except as set forth in Section 3.31 of the Disclosure Schedule, no registrations, filings, applications, notices, consents, approvals, orders, qualifications, waivers, authorizations or other actions of any kind are required to be made, filed, given, obtained or taken by Sellers or Company with, to or from any Governmental Authority, any landlord or sub-landlord under any of the Office Leases or any other Person in order to enable Buyer to purchase the Membership Interests pursuant to this Agreement, and to conduct the operations of the Business subsequent to the Closing as the Business is being conducted on the date hereof, that have not already been made, filed, given, obtained or taken by Sellers or Company. Company's customer contracts, the court orders relating to Company's customer contracts and the disinterested party affidavits are not and will not be adversely affected with respect to their enforceability and effectiveness by the sale of the Business to Buyer; provided, however, neither Company nor any Seller is making any representation or warranty with respect to the enforceability and effectiveness of the court orders and the related disinterested party affidavits to the extent the enforceability and effectiveness thereof is impacted due to (i) the failure of Buyer and/or Parent to timely amend, supplement or take such other action following the Closing Date as is necessary with respect thereto to give effect to the consummation of the Transactions contemplated hereby or (ii) the fact that Buyer, Parent or an Affiliate thereof is not disinterested from and unaffiliated with the debtor and the other interested parties to which such disinterested party affidavits relate.

        3.32 Bank Accounts.    Set forth in Section 3.32 of the Disclosure Schedule is a true and complete list showing (i) the name of each bank in which Company has an account, safe deposit box or depositor lock box and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) the names of all Persons, if any, holding powers of attorney from Company.

        3.33 Broker's Fees.    No broker, finder or investment banker is entitled to any fee, to be paid by Sellers or Company, in connection with this Agreement.

        3.34 Completeness and Accuracy of Disclosure.    No representation or warranty by Sellers in this Agreement, nor any (i) certificate delivered upon the Closing pursuant to the terms hereof, (ii) Disclosure Schedule or (iii) written response (as such written responses have been supplemented, updated and amended from time to time) to Buyer's due diligence request list prepared in connection with the consummation of the Transactions, a copy of which is set forth in Section 3.34 of the Disclosure Schedule (the "Due Diligence Request List"), contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement herein or therein, in light of the circumstances made, not misleading in any material respect, taken as a whole; provided, however, neither Company nor any Seller is making any representation or warranty with respect to (i) the contents of any document listed in the Disclosure Schedule or the contents of any document (not including any document prepared by Sellers or their agents as a written response as described in (iii) above to the Due Diligence Request List) that was otherwise provided to Buyer and Parent or

(ii) any projections, related financial data (other than the financial statements referenced in Section 3.6 hereof) or other forward looking statements (financial or otherwise) that Sellers, Company, and/or their respective agents may have furnished to Buyer and Parent in connection with the Transactions contemplated hereby. Notwithstanding the foregoing, the provisos contained clauses (i) and (ii) immediately above, in no way limit, modify or otherwise qualify any of the representations and warranties made by Sellers elsewhere in Article III of this Agreement, including without limitation the representations and warranties made by Sellers in Section 3.9 hereof.

        3.35 Receipt of EPIQ Stock.

          3.35.1  Each Seller acknowledges that he or she (i) has received from Parent copies of its annual report on Form 10-K for the fiscal year ended December 31, 2001 (the "2001 Form 10-K"), its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002, and September 30, 2002 (collectively, the "2002 Quarterly Reports"), each current report on Form 8-K filed by Parent with the SEC in calendar year 2002 and the definitive proxy statement for the 2002 Annual Meeting of Shareholders of Parent, (all of which are collectively referred to as the "SEC Filings"); (ii) has reviewed each of the SEC Filings and has had access to all other filings by Parent with the SEC via the SEC's EDGAR system; (iii) has been afforded the opportunity to ask the questions he or she deemed necessary of, and to receive answers from, representatives of Parent concerning Parent and the EPIQ Stock; and (iv) has been afforded the opportunity to request such additional information concerning Parent and the EPIQ Stock as Parent can acquire without unreasonable effort or expense.

          3.35.2    Each Seller represents that he or she has sufficient knowledge and experience in business and financial matters in general, and investments such as the EPIQ Stock in particular, to enable such Seller to evaluate the risks involved in an investment in the EPIQ Stock.

          3.35.3    Each Seller is purchasing the EPIQ Stock solely for its own account for investment purposes only, and not with a view to, or in connection with, any distribution, resale, pledging, fractionalization, subdivision or other disposition thereof in violation of the Securities Act.

          3.35.4    Each Seller acknowledges that the shares of EPIQ Stock to be issued to such Seller as a portion of the Stock Purchase Price will be not be registered under the Securities Act, will be issued to such Seller pursuant to Regulation D under the Securities Act or another applicable exemption from registration under the Securities Act, and that the EPIQ Stock is being issued to such Seller in reliance upon its representations and warranties contained herein and will carry the restrictive legend on each stock certificate representing the EPIQ Stock that is set forth in Section 2.3.3.1 hereof. Each Seller further acknowledges that, in addition to the transfer restrictions imposed by the Securities Act, the transfer of the shares of EPIQ Stock will be subject to further restrictions on transfer as set forth in Section 2.3.3.2 of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

        Buyer and Parent hereby, jointly and severally, represent and warrant to each Seller, as of the date hereof and as of the Closing Date, as follows:

        4.1  Organization.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer is qualified to do business in New York and Parent is duly qualified to conduct business in the State of Missouri, and in each of the states set forth on Schedule 4.1 hereto, Buyer and Parent have all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, wherever located.

        4.2  Ownership of Buyer.    The authorized capital stock of Buyer consists of 20,000 shares of common stock, par value $1.00 per share. All of the issued and outstanding shares of capital stock of Buyer are owned by Parent.

        4.3  Authorization of Transactions.    Buyer and Parent each have full power, authority and legal capacity to execute and deliver this Agreement and each of the Buyer Ancillary Documents and to perform all of their respective obligations under the terms hereof and thereof. Buyer's and Parent's execution and delivery of this Agreement and each of the Buyer Ancillary Documents and their performance of all their obligations under the terms hereof and thereof have been duly authorized by all corporate action on the part of Buyer and Parent necessary to authorize the execution, delivery and performance by each such entity of this Agreement, the Buyer Ancillary Documents and the Transactions. This Agreement and each of the Buyer Ancillary Documents constitutes a legally valid and binding obligation of Buyer and Parent, enforceable against such entity according to its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

        4.4  Capitalization of Parent.    The authorized capital stock of Parent consists of: (i) 50,000,000 shares of Parent Common Stock, $0.01 par value per share and (ii) 2,000,000 shares of preferred stock, $1.00 par value per share (the "Parent Preferred Stock"). (A) 16,541,104 shares of Parent Common Stock were issued and outstanding, as of January 17, 2003, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) no shares of Parent Preferred Stock are issued and outstanding, as of the date hereof, and (C) 2,777,801 shares of Parent Common Stock, as of January 27, 2003, were reserved for issuance upon the exercise of outstanding stock options under Parent's 1995 Stock Option Plan (the "Option Plan"), as amended. Except in the case of employee stock options granted in the ordinary course of business pursuant to the Option Plan, neither Parent nor any of its subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock of Parent, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable for any capital stock of Parent. There are no shareholders agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of Parent.

        4.5  Financial Statements and SEC Documents.

          4.5.1  Parent has, as further set forth on Schedule 4.5.1, filed all forms, reports and documents (including all exhibits thereto) required to be filed with the SEC since the date of Parent's initial public offering (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

          4.5.2  Included in the 2001 Form 10-K, are true and complete copies of the consolidated audited balance sheet of Parent as of December 31, 2000 and 2001, and the related consolidated audited statements of operations, shareholders' equity and cash flows for the years ended December 31, 1999, 2000 and 2001 (collectively, the "Audited Financial Statements"), accompanied by the report of Baird, Kurtz & Dobson, Inc. with respect to the year ended December 31, 1999 and by the report of Deloitte & Touche LLP with respect to the years ended December 31, 2000 and 2001. Included in the 2002 Quarterly Reports are the requisite unaudited consolidated balance sheets of Parent and the related unaudited consolidated statements of income and statements of cash flows of Parent for the relevant quarterly period to which such 2002 Quarterly Report relates (collectively, the "Unaudited Financial Statements" and together with the "Audited Financial Statements" and any other financial statements of Parent contained in any SEC Report, the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles in the United States, applied consistently throughout the periods involved (except, in the case of the Audited Financial Statements, as may be indicated in the notes thereto), and as of their respective dates, fairly present, in all material respects, the consolidated financial position (and changes in financial position) of Parent and the results of its operations as of the time and for the periods indicated therein, except that any unaudited financial statements included therein are subject to normal year-end adjustments and do not contain notes.

        4.6    No Conflicts, Violations or Breaches.    The execution and delivery of this Agreement and each of the Buyer Ancillary Documents by Parent and Buyer, the performance of Parent's and Buyer's obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and the compliance with the terms hereof and thereof (a) do not conflict with or contravene any (i) provisions of Buyer's or Parent's articles of incorporation or bylaws or (ii) judgment, order, decree, rule, regulation, statute or other law or restriction of any court, government or governmental agency to which Buyer or Parent are, or their respective properties or assets are, subject or by which Buyer or Parent are, or their respective properties or assets are, bound; (b) do not conflict with, contravene, result in a breach of any terms of, or constitute a default under, any provision of any material contract to which Buyer or Parent is a party or by which any of their respective properties or assets are bound; (c) will not result in the creation of any restriction or Encumbrance on the properties or assets of Buyer or Parent, other than restrictions and Encumbrances created under the Ancillary Documents or which, in the aggregate, will not result in a material diminution of the value or utility of such properties and assets; and (d) does not violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer or Parent, or any permit, license or approval of any Governmental Authority (except that under no circumstances in this Agreement are Buyer and Parent representing and warranting to Sellers that Company's customer contracts, the court orders relating to Company's customer contracts and the disinterested party affidavits are not and will not be adversely affected by the sale of the Membership Interests to Buyer).

        4.7  Litigation.    There is no Litigation pending or, the knowledge of Parent or Buyer, threatened against Parent, Buyer or any subsidiary thereof, which, if adversely determined, would prevent, hinder or materially delay the consummation of the Transactions, nor to the knowledge of Buyer or Parent is there any reasonable basis for any such action.

        4.8  Absence of Undisclosed Liabilities.    Parent has no liability or obligation whatsoever, accrued, absolute, contingent or otherwise, except for those liabilities and obligations which (i) are reserved for or reflected in the consolidated financial statements contained in the SEC Filings and (ii) individually or in the aggregate would not have a material adverse effect.

        4.9  No Material Adverse Changes.    Since December 31, 2001, except as disclosed in the SEC Reports filed subsequent to that date, there has not been any material adverse change in the business, properties, assets, condition (financial or otherwise), prospects or operating results of Parent.

        4.10 Broker's Fees.    No broker, finder or investment banker is entitled to any fee, to be paid by Buyer or Parent, in connection with this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

        5.1  Conditions Precedent to Each Party's Obligation to Close.    The obligations of each of the parties to consummate the Transactions are subject to satisfaction, at or before the Closing Date, of the following conditions:

          5.1.1  No order of any court or governmental agency of competent jurisdiction shall have been issued and in force as of the Closing Date and no legal action, proceeding or investigation by any Governmental Authority or other Person shall be pending on the Closing Date before any court or administrative body, or threatened against any party which seeks to restrain, enjoin or otherwise prevent the consummation of the Transactions or to recover damages or obtain any other relief from any party to this Agreement, or their agents, as the result of the consummation of the Transactions or which has or would, if successful, become a lien on any of the assets of Company; and

          5.1.2  There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of the Transactions illegal or would otherwise have a material adverse effect upon Company or its conduct of the Business.

        5.2  Conditions Precedent to Buyer's Obligations to Close.    The obligations of Buyer to purchase and pay for the Membership Interests and to consummate the other Transactions contemplated by this Agreement on the Closing Date, shall be subject to the performance by each Seller of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

          5.2.1  Performance of Agreements. Sellers and Company shall have materially complied with and satisfied all the covenants and agreements contained herein and in any of the Ancillary Documents, and materially performed all acts required of Sellers and Company herein and therein.

          5.2.2  Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth in Article III hereof or in any Seller Ancillary Document shall have been, and shall be, true and correct in all material respects when made and as of the Closing Date and any additions or modifications to the Disclosure Schedule shall have been approved by Buyer.

          5.2.3  Opinion of Counsel to Seller. Buyer shall have received the opinion of Willkie Farr & Gallagher, counsel to Sellers, dated as of the Closing Date, the form of which is attached as Exhibit 5.2.3 hereto.

          5.2.4  Opinion of Counsel to Company. Buyer shall have received the opinion of Dorsey & Whitney, LLP, counsel to Company, dated as of the Closing Date, the form of which is attached as Exhibit 5.2.4 hereto.

          5.2.5  Material Adverse Change. There shall not have occurred any material adverse change in the assets, Business, condition (financial or otherwise), prospects or operations of Company, or the ability of Company to conduct the Business as presently conducted, since the Audit Date.

          5.2.6  Consents. All consents, waivers, authorizations and approvals of governmental or regulatory agencies, if any, required for the consummation of the Transactions and to conduct the operations of the Business subsequent to the Closing Date as the Business is being conducted on the date hereof, shall have been obtained and shall be in full force and effect on the Closing Date and all consents, waivers, authorizations and approvals of any other Person, including without limitation, any required consents of the landlords under any Office Leases, required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 5.2.6 hereof shall have been obtained and shall be in full force and effect on the Closing Date and evidence thereof reasonably satisfactory to Buyer and Parent shall have been provided to each of them.

          5.2.7  Deliveries. On the Closing Date, and in addition to the deliverables contemplated above, Sellers (except in the case of Section 5.2.7.1 below which shall be delivered by each Seller) shall have delivered to Buyer the following:

            5.2.7.1  a certificate stating that the conditions set forth in Sections 5.1 and 5.2 have been fully satisfied;

            5.2.7.2  certified copies of the resolutions duly adopted by Company's members approving the execution, delivery and performance of this Agreement, the Seller Ancillary Documents and the Transactions;

            5.2.7.3  a good standing certificate of Company from the jurisdiction of its incorporation dated not earlier than ten (10) days prior to the Closing Date;

            5.2.7.4  a copy of its articles of organization certified by the Secretary of State of New York;

            5.2.7.5  originals or copies of each of the Seller Ancillary Documents, duly executed by Sellers;

            5.2.7.6  a copy, on electronic media form, of any and all Software owned by Company, including the source code and object code, in machine readable form, and the data base of Company with respect to the Business and the operation thereof;

            5.2.7.7  the Updated Financial Statements (a draft of which is to be provided to Buyer prior to Closing); and

            5.2.7.8  such other documents as Buyer may reasonably request in connection with the Transactions.

          5.2.8  Other Matters. All proceedings to be taken by Sellers in connection with the consummation of the Transactions on the Closing Date and all documents required to be delivered by Sellers in connection with the Transactions, will be reasonably satisfactory in form and substance to Buyer.

        5.3  Conditions Precedent to Sellers' Obligations to Close.    The obligation of each Seller to deliver the Membership Interest to Buyer and to consummate the other Transactions contemplated by this Agreement, shall be subject to the performance by Buyer and Parent of their agreements to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following conditions:

          5.3.1  Performance of Agreements. Buyer and Parent shall have materially complied with and satisfied all the covenants and agreements contained herein and in any of the Ancillary Documents, and materially performed all acts required of Buyer and Parent herein and therein.

          5.3.2  Opinion of Counsel to Buyer and Parent. Sellers shall have received the opinion of Seigfreid, Bingham, Levy, Selzer & Gee, counsel to Buyer and Parent, dated as of the Closing Date, the form of which is attached as Exhibit 5.3.2 hereto.

          5.3.3  Accuracy of Representations and Warranties. The representations and warranties of Buyer and Parent set forth in Article IV hereof or in any Buyer Ancillary Document shall have been, and shall be, true and correct in all material respects when made and as of the Closing Date.

          5.3.4  Consents. All consents, waivers, authorizations and approvals of governmental or regulatory agencies, if any, required for the consummation of the Transactions shall have been obtained and shall be in full force and effect on the Closing Date and all consents, waivers, authorizations and approvals of any other Person required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 5.3.4 hereof, if any, shall have been obtained and shall be in full force and effect on the Closing Date and evidence thereof reasonably satisfactory to Sellers shall have been provided to each of them.

          5.3.5  Deliveries. On the Closing Date, in addition to the deliverables contemplated above and the payments and deliverables contemplated by Section 2.1 hereof, Buyer and Parent shall each have delivered to Sellers:

            5.3.5.1  an officer's certificate stating that the conditions set forth in Sections 5.1 and 5.3 have been fully satisfied;

            5.3.5.2  originals or copies of each of the Buyer Ancillary Documents, duly executed by Buyer or Parent, as the case may be; and

            5.3.5.3  such other documents as Sellers may reasonably request in connection with the Transactions.

          5.3.6  Other Matters. All proceedings to be taken by Buyer and Parent, as applicable, in connection with the consummation of the Transactions on the Closing Date and all documents required to be delivered by Buyer and Parent, as applicable, in connection therewith will be reasonably satisfactory in form and substance to Sellers.

ARTICLE VI

ADDITIONAL AGREEMENTS AND COVENANTS

        Simultaneously with the execution and delivery of this Agreement, the agreements referenced in this Article VI will be executed and delivered.

        6.1  Agreements for Key Employees.    Buyer, Parent and Sellers acknowledge that each of Chazanoff, Jacobs, Simms and Gerber are integral to the transition of the Business to the ownership of Buyer and to the successful operation of the Business after the Closing and therefore, Buyer, Parent and Sellers agree as follows:

          6.1.1  Employment Agreements. At Closing, Parent and Company shall have entered into the Jacobs Employment Agreement and the Gerber Employment Agreement with Jacobs and Gerber, respectively, pursuant to which Jacobs and Gerber have each agreed to be employed by Company conditioned and beginning on the Closing, and ending five (5) years following the Closing Date.

          6.1.2  Consulting Agreements. At Closing, Parent and Company shall have entered into the Chazanoff Consulting Agreement and the Simms Consulting Agreement with Chazanoff and Simms, respectively, pursuant to which Chazanoff and Simms have each agreed to serve as a consultant to the Company for a period of two (2) years and for a period of six (6) months, respectively, conditioned and beginning on the Closing.

        6.2  Key Man Life Insurance.    Following the Closing, Jacobs and Gerber shall cooperate and provide such assistance as Buyer, Company or Parent may reasonably request from time to time in connection with Buyer's efforts to obtain policies of key person insurance insuring the lives of Jacobs and Gerber, at the expense of Buyer, with such policy limits and containing such terms and conditions as are acceptable to Buyer in its sole discretion.

        6.3  Certain Tax Covenants.

          6.3.1  Buyer, Parent and Sellers agree to report the purchase and sale of the Membership Interests in accordance with Revenue Ruling 99-6 and to negotiate in good faith to enter into an agreement on or before the Closing Date concerning the allocation of the Purchase Price and any relevant liabilities of Company among the assets of Company (the "Allocation"). Buyer, Parent and Sellers further agree to act in accordance with the Allocation, if any, in any Tax Returns or similar filings.

          6.3.2  Buyer, Parent and Sellers agree to apply (i) a discount to the stated value of EPIQ Stock included in the Stock Purchase Price that is restricted for one year of 18% and (ii) a discount to the stated value of EPIQ Stock included in the Stock Purchase Price that is restricted for two years of 25%, as it relates to the Allocation described in Section 6.3.1, which Buyer, Parent and Sellers acknowledge is intended to reflect the impairment to the value of the EPIQ Stock of the various transfer and other restrictions imposed on Sellers with respect to such stock under this Agreement.

        6.4  Updated Financial Statement.    On or before February 28, 2003, Sellers shall deliver to Buyer the audited financial statements of Company for the year ended December 31, 2002.

        6.5  January 31, 2003 Balance Sheet.    On or before February 28, 2003, Sellers, at Sellers' expense, will cause Hays & Company to prepare and deliver to Company an unaudited balance sheet of Company for the period ended January 31, 2003, and Company shall provide Sellers and Hays & Company reasonable access to the books and records of Company in order to prepare such balance sheet.

ARTICLE VII

INDEMNIFICATION; SURVIVAL

        7.1  Indemnification of Buyer.    Subject to the terms and conditions of this Article VII, from and after the Closing Date, Chazanoff, Simms and Jacobs (collectively, the "Majority Sellers" and each a "Majority Seller"), jointly and severally, shall indemnify and hold harmless Buyer, its Affiliates (including Company), and each of their respective directors, members, officers, employees, agents, successors and assigns (collectively, the "Buyer Indemnified Parties") from and against any and all damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses incurred by any of them (including legal and other expenses reasonably incurred in investigating and defending against the same) (the foregoing being individually and collectively referred to as "Losses") arising out of or resulting from (i) the breach of any representation or warranty made by Sellers in this Agreement or any Disclosure Schedule hereto; (ii) any failure by Sellers to comply with any of their covenants or agreements set forth in this Agreement; and (iii) any liability of any kind, whether absolute, accrued, contingent or otherwise, arising out of the conduct of the Business prior to the Closing Date; provided, however, no Buyer Indemnified Party shall be entitled to seek indemnification from any Majority Seller pursuant to the terms of this Article VII in respect of any liability arising out of the conduct of the Business prior to the Closing Date to the extent such liability was paid or otherwise satisfied pursuant to Section 2.5 and Section 2.6 hereof. Payment by any Majority Seller to any Buyer Indemnified Party pursuant to the terms hereof shall be limited to the amount of any Losses that remain after deducting therefrom any Tax benefit to the Buyer Indemnified Parties and any insurance proceeds and any indemnity or contribution or similar payment actually recovered by the Buyer Indemnified Parties from any third party with respect to the claim for which indemnification is sought hereunder. A Tax benefit will be considered to be recognized by the Buyer Indemnified Parties in the Tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by the Buyer Indemnified Party's actual tax rate, after any deduction or other allowances reportable with respect to any payment hereunder, at the time such indemnity payment is made.

        7.2  Indemnification of Sellers.    Subject to the terms and conditions of this Article VII, from and after the Closing Date, Buyer and Parent shall, jointly and severally, indemnify and hold harmless Sellers and their respective successors and assigns (collectively, the "Seller Indemnified Parties") against any and all Losses arising out of or resulting from (i) the breach of any representation or warranty made by Buyer or Parent in this Agreement or any Schedule hereto; (ii) any failure by Buyer or Parent to comply with any of their covenants or agreements set forth in this Agreement; and (iii) any liability of any kind, whether absolute, accrued, contingent or otherwise, arising out of the conduct of the Business after the Closing Date. Payments by Buyer and/or Parent to any Seller Indemnified Party pursuant to the terms hereof shall be limited to the amount of any Losses that remain after deducting therefrom any Tax benefit to the Seller Indemnified Parties and any insurance proceeds and any indemnity or contribution or similar payment actually recovered by the Seller Indemnified Parties from any third party with respect to the claim for which the indemnification is sought hereunder. A Tax benefit will be considered to be recognized by the Seller Indemnified Parties in the Tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by the Seller Indemnified Party's actual tax rate, after any deduction or other allowances reportable with respect to any payment hereunder, at the time such indemnity payment is made.

        7.3  Indemnification for Third Party Claims.    Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action") which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give prompt written notice of such Action to the party from whom indemnification is claimed (the "Indemnifying Party"); provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. At the sole expense and liability of the Indemnifying Party and within a reasonable time after the giving of notice of the Action by the Indemnified Party as provided above, the Indemnifying Party will: (a) notify the Indemnified Party in writing of the Indemnifying Party's intention to assume the defense of the Action, and (b) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of the Action. The Indemnified Party and the Indemnifying Party will cooperate in defending, compromising or settling any Action in any manner that such party reasonably may request, and the Indemnifying Party shall reimburse each Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection therewith; provided, however, that neither an Indemnified Party nor an Indemnifying Party shall be required pursuant to this Section 7.3 to disclose any privileged information or any attorney work product. If the Indemnifying Party so assumes the defense of any Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel will be the sole expense of the Indemnified Party. If the Indemnified Party determines in good faith that joint representation is inappropriate based on an actual or likely conflict of interest, the fees and expenses of any separate counsel employed by the Indemnified Party will be the expense of the Indemnifying Party. No Indemnified Party will settle or compromise any Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice thereof, to undertake control of the Action in the manner provided above in this Section 7.3. No Indemnifying Party will settle or compromise any Action in which any relief other than the payment of money damages is sought against any Indemnified Party, unless the Indemnified Party consents in writing to the compromise or settlement, which consent shall not be unreasonably withheld or delayed.

        7.4  Limitations on Indemnification.    Notwithstanding anything contained in this Agreement to the contrary, no claim may be made against any Majority Seller for indemnification pursuant to Section 7.1 hereof unless the aggregate Losses for which the Buyer Indemnified Parties are entitled to indemnity under said Section 7.1 shall exceed Two Hundred Fifty Thousand Dollars ($250,000), it being understood that once such threshold amount is exceeded, the Buyer Indemnified Parties shall be entitled to receive the aggregate of all such claims from the first dollar of Losses. Notwithstanding anything contained in this Agreement to the contrary, in no event will the aggregate liability of the Majority Sellers (taken as a whole, not individually) under Section 7.1 or Buyer and Parent (taken as a whole, not individually) under Section 7.2 exceed Nineteen Million Eight Hundred Thousand Dollars ($19,800,000), which represents thirty percent (30%) of the Purchase Price.

        7.5  Survival.    Except as otherwise set forth below, all of the representations and warranties contained in this Agreement and all indemnification obligations of the Majority Sellers, Parent and Buyer under Section 7.1 and Section 7.2, respectively, with respect to such representations and warranties and all indemnification obligations of the Majority Sellers with respect to any liability arising out of the conduct of the Business prior to the Closing Date as set forth in Section 7.1(iii) hereof, shall survive for a period of eighteen (18) months after the Closing Date and shall thereupon expire and terminate, unless a claim for indemnification (whether or not fixed as to liability or liquidated as to amount) shall be made with respect thereto prior to the end of such eighteen (18) month period, in which case the claim (and only the claim) made with respect to such representation or warranty or with respect to such pre-Closing liability, and the associated right to indemnification with respect to such claim, shall survive until such claim is satisfied, settled or dismissed. Notwithstanding the foregoing, any representations and warranties relating to Tax matters, and all associated rights of indemnification, shall survive until the expiration of the applicable statutory period of limitations for such matters (giving effect to any waivers of extensions thereof), if later.

        7.6  Exclusive Remedy.    Sellers, Buyer and Parent each hereby acknowledges and agrees that (except in the case of fraud or breach of any covenant set forth in Article VIII hereof, in which case each such Person reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, Sellers, Buyer and Parent each hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any other party hereto or any of its Affiliates, arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to any and all claims relating to the subject matter of this Agreement and the Transactions contemplated hereby.

ARTICLE VIII

COVENANTS

        8.1  Non-Competition; Non-Solicitation.

          8.1.1  Each Seller agrees that during the Non-Competition Period (defined below) each Seller will not, either directly or indirectly, in any capacity, either separately, jointly, or in association with others, as an officer, director, consultant, agent, employee, owner, partner, or stockholder, engage or have a financial interest in any business that offers claims agent services for bankruptcy cases or is involved in the claims, technology, or administrative services business in the bankruptcy, insolvency, mass tort, class action or asbestos industry or any other business that competes with Buyer's or Company's then current or planned business, determined as of the date of the termination of employment with Buyer or Company (excepting only the ownership of not more than five percent (5%) of the outstanding securities of any class listed on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System) within the United States, it being agreed that the Business currently operates all across the United States. The "Non-Competition Period" is a period of ten (10) years from the Closing Date. Each Seller further agrees that during the Non-Competition Period each Seller will not, either directly or indirectly, in any capacity, either separately, jointly, or in association with others, solicit or otherwise contact any customers or prospects of Buyer or Company if such solicitation or contact is for the purpose of selling products or services that satisfy the same general needs as any products or services that Buyer or Company has available for sale to its customers or prospects.

          8.1.2  Each party to this Agreement agrees that during the Non-Competition Period and at all times thereafter each such party will refrain from making any disparaging remarks about any other party hereto, or to the extent applicable, any of such party's officers, directors, employees, agents, representatives, affiliates, products, or services. It is understood and agreed, however, that this section is not intended to limit the right of any party hereto to give nonmalicious and truthful testimony should any party hereto testify or be subpoenaed to give testimony in any proceeding or other action before any Governmental Authority.

          8.1.3  Each Seller represents that such Seller's experience and capabilities are such that the provisions hereof will not prevent such Seller from earning a livelihood. It is understood and agreed that in view of the Transactions contemplated by this Agreement and the Ancillary Documents, irreparable injury would befall Buyer, Parent and Company should any one or more of Sellers violate the terms of this Article VIII. Each Seller hereby acknowledges that the period of restriction and geographic area of restriction imposed by the provisions of this Article VIII are fair and reasonable and are reasonably required for the protection of Buyer, Parent and Company following the Closing Date, and expressly waives any objection to or defense in respect to the geographic area of restriction and/or period of restriction on competition provided for in this Agreement and agrees that said restriction may be enforced by Buyer, Parent or Company following the Closing Date in an action for injunction and/or in an action for monetary damages. In the event that any of the provisions of this Article VIII relating to the geographic area of restriction or the period of restriction shall be determined by a court of competent jurisdiction to exceed the maximum area or period of time that such court would deem enforceable, the geographic area of restriction and the period of restriction shall, for the purposes of this Article VIII, be reduced to the maximum area or period that such court would deem valid and enforceable. In the event any party hereto brings an action for monetary or injunctive relief based upon a violation of the terms of this Article VIII, then in addition to whatever other damages it may recover in connection with such action, if any, the prevailing party in such action shall be entitled to be reimbursed by the non-prevailing party for its costs, including reasonable attorneys fees incurred by it in such action.

        8.2  Non-Solicitation of Customers.    Each Seller acknowledges and agrees that the names and addresses of Buyer's and Company's customers, including, specifically Persons to whom, or on behalf of whom Company or Buyer provide their respective services, and all attorneys, accountants, consultants and other advisors retained by such customers, or involved, directly or indirectly, with Company or Buyer, in the provision of their respective services (the "Prohibited Parties") constitute Confidential Information of Company, and that any Seller's unauthorized use or disclosure of any such Confidential Information for purposes of competing with Company or Buyer would constitute unfair competition. Accordingly, each Seller agrees during the Non-Competition Period, each Seller shall not, directly or indirectly, either on behalf of himself or herself or for any other Person, do any of the following acts: (a) solicit, serve or cater to, in a business relationship which is competitive with Company's or Buyer's, any of the Prohibited Parties whom a Seller solicited, served or catered to on behalf of Company or Buyer or with whom a Seller became acquainted during the course of his employment or consultation with Company or Buyer, whether prior to or subsequent to the Closing Date; (b) divert or attempt to divert any of Company's or Buyer's customers or any of the business or patronage of such Prohibited Parties; or (c) call upon, influence or attempt to influence any of the Prohibited Parties to transfer their business or patronage from Company or Buyer to him or her or to any other Person engaged in a business similar to Company's or Buyer's business.

        8.3  Non-Solicitation of Company Personnel.    Each Seller acknowledges and agrees that the officers, directors, consultants, employees and agents of Buyer, Parent and Company are valuable assets in the operation of Buyer's, Parent's and Company's businesses. Accordingly, each Seller agrees that during the Non-Competition Period, each Seller shall not, either directly or indirectly, either on his or her own behalf or on behalf of any Person other than Buyer, Parent or Company, hire or attempt to hire, solicit, induce, recruit or encourage any officers, directors, consultants, employees or agents of Buyer, Parent or Company to terminate their employment, consulting or agency relationship with Buyer, Parent, or Company in order to work for any other Person.

        8.4  Confidentiality.    Upon the Closing, the terms of the letter agreement dated as of October 1, 2002, as amended December 13, 2002 between Sellers and Parent regarding the confidentiality of certain information shall terminate and cease to be of any further force or effect. From and after the Closing Date, each Seller agrees (i) to treat and hold as confidential (and not disclose or provide access to any Person), in a manner consistent with its practices prior to the date hereof, all information concerning Company and the Business that was previously treated by Sellers as confidential, (ii) in the event that any Seller becomes compelled by Law to disclose any such information, to provide Parent with prompt written notice of such requirement so that Parent may seek a protective order or other remedy and (iii) in the event that such protective order or other remedy is not obtained or is not available furnish only that portion of such confidential information that is legally required to be provided and use all reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Section 8.4 by any Seller.

        8.5  Public Disclosure.    Except for the disclosure and release of the press release which is attached as Exhibit 8.5 hereto and except as required by any Governmental Authority or pursuant to other applicable law, no party hereto shall make any public disclosure of this Agreement or the Transactions contemplated hereby.

        8.6  Access and Information.    Buyer shall not allow Company, unless otherwise consented to in writing by Sellers, for a period of three (3) years following the Closing Date, to destroy or otherwise dispose of any of the books and records of Company in the possession of Company on the Closing Date without first offering to surrender such books and records to Sellers by written notice to Sellers at least fifteen (15) days prior to the proposed date of such disposition or destruction. Company (i) shall allow Sellers and their counsel, accountants and other representatives access to such books and records upon reasonable request and during normal business hours for the purpose of examining and, at Sellers' expense, copying such books and records, and (ii) shall make available personnel of Company, to the extent reasonably required by Sellers in connection with the preparation of any required Tax returns or in connection with the preparation for, or conduct or settlement of, any Litigation by or against Sellers arising out of Sellers' ownership of Company or Company's conduct of the Business prior to the Closing; provided that (A) the foregoing shall be done in a manner so as not to unreasonably interfere with the normal conduct of the Business, and (B) Sellers shall pay Company reasonable compensation for use of such personnel pursuant to this Section 8.6.

        8.7  Further Assurances.    At any time or from time to time after the Closing, Buyer, Parent and Sellers shall, at the request of the other party(ies), execute and deliver such further instruments or documents and take such further action as the other party(ies) may reasonably request in order to evidence the consummation of the Transactions.

        8.8  Employee Benefits Matters.    As soon as practicable following the Closing Date, Sellers shall cause Millennium Financial Services, Inc., and Company shall take all actions necessary and appropriate to implement all the agreements and undertakings contained in the Agreement Regarding Employment and Employee Benefits, by and between Company and Millennium Financial Services, Inc., dated January 30, 2003, and listed in Section 3.9 of the Disclosure Schedule.

ARTICLE IX

TAXES

        9.1  Returns and Tax Responsibility.    Sellers shall prepare the Tax Returns of Company for all periods ending on or prior to the Closing Date. Sellers shall timely prepare and file all such returns and timely pay for Company's account all Taxes relating to such returns. At least fifteen (15) days prior to the filing of the returns to be filed pursuant to this Section 9.1 with respect to Company's taxable years that end on or before the Closing Date, Sellers shall provide Buyer with copies of the returns or portions of such returns relating to Company for Buyer's review and comment.

        9.2  Audits.    Buyer shall promptly notify Sellers in writing upon receipt by Parent, Buyer or Company of notice of any Tax audits, any pending or threatened Tax assessments, or any requests by a taxing authority to extend the applicable statute of limitations relating to taxable periods and Taxes of Company for which Sellers have any liability under this Agreement. Sellers shall have the right, at Sellers' cost, to control Company's interests in any Tax audit or other examination by any taxing authority, and to contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, Company for taxable periods of Company ending on or before the Closing Date, and to employ counsel of Sellers' choice at their expense, provided that Buyer has received assurance reasonably acceptable to Buyer that Sellers will pay any liability for indemnification hereunder resulting therefrom; and provided further that Sellers shall not settle or otherwise resolve any issue which may affect the liability for Taxes of Company for any period ending after the Closing Date with respect to which Buyer or Company has any responsibility for payments thereof, without Buyer's consent, which consent shall not be unreasonably withheld, delayed or conditioned.

        9.3  Cooperation.    Buyer and Sellers shall, and Buyer shall cause Company to, provide the requesting party with such reasonable assistance as may be requested by such requesting party, including access to such personnel, books and records as may be reasonably requested, in connection with the preparation of any return, or any Litigation or determination relating to liability for Taxes covered by this Article IX of Company, Sellers or Buyer, for a reasonable period of time (but not less than six (6) years after the Closing Date or until expiration of all applicable statutes of limitation, including any extension thereof of which such Person is notified in writing, whichever is later), any records or information which may be relevant to such return, Litigation or determination. Sellers shall cooperate with Buyer and make available to Buyer such information (including estimates when available) reasonably requested by Buyer for purposes of determining the amount of net operating loss and other carryovers of Company attributable to taxable periods after the Closing Date.

ARTICLE X

MISCELLANEOUS

        10.1   Amendment.    This Agreement may be amended by the parties at any time only by an instrument in writing signed on behalf of each of the parties to this Agreement.

        10.2   Arbitration.    Any controversy or claim (except claims of discrimination under any federal or state law) arising out of or relating to this Agreement, or any Ancillary Agreement as specified in Article VI, or any breach of any of those agreements shall be decided and settled by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules of the American Arbitration Association then in effect, subject to the limitations and restrictions set forth below. Notice of a demand for arbitration shall be filed in writing with the American Arbitration Association and copies provided to all parties against whom claims are made. Notice of such demand shall be made promptly after such claim or dispute arises and in no event may the demand for arbitration be made if institution of legal or equitable proceedings arising out of such claims or dispute would be barred by the applicable statute of limitations. The place of arbitration shall be Columbus, Ohio. The arbitrator(s) shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, and examination by depositions of parties. In the event that the arbitrator(s) find that any provision of this Agreement is vague or ambiguous, the parties agree that the arbitrator(s) shall construe such provision in accordance with the intent of the parties as determined by the arbitrator(s); and the arbitrator(s) shall not disregard or eliminate any such provision. Notwithstanding any contrary provision contained herein, any Seller, Buyer or Parent may in its sole discretion file an action with a court seeking equitable or injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The award rendered by the arbitrator(s) may be entered and enforced in any court having jurisdiction thereof.

        10.3   Expenses.    Except as otherwise provided herein, all costs and expenses, including attorneys' and auditors' fees, incurred in connection with this Agreement, the Ancillary Documents and the Transactions will be paid by the party incurring such expenses. Sellers shall be responsible, individually, for all costs and expenses, including attorneys' fees, incurred by Company prior to the Closing Date in connection with this Agreement, the Ancillary Documents and the Transactions.

        10.4   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed validly given if delivered personally or sent by certified mail, return receipt requested, or by facsimile, to the parties at the following addresses and facsimile numbers:

Buyer:

EPIQ Systems Acquisition, Inc.
c/o EPIQ Systems, Inc.
501 Kansas Avenue
Kansas City, Kansas 66105
Attention: Christopher E. Olofson
President and Chief Operating Officer
Facsimile: (913) 621-7281
Telephone: (913) 621-9500
Parent:
EPIQ Systems, Inc. 501 Kansas Avenue Kansas City, Kansas 66105 Attention: Christopher E. Olofson President and Chief Operating Officer Facsimile: (913) 621-7281 Telephone: (913) 621-9500
With a copy to:
Seigfreid, Bingham, Levy, Selzer & Gee, P.C. 911 Main, Suite 2800 Kansas City, Missouri 64105 Attention: Robert C. Levy, Esq. Facsimile: (816) 474-3447 Telephone: (816) 421-4460

Sellers:
Jay D. Chazanoff 41 Benedict Road Staten Island, New York 10304
Stephen R. Simms 115 Berkley Court Briarcliff Manor, New York 10510
Ron L. Jacobs 90 East End Avenue New York, New York 10028
Kathleen Gerber 36 Yorktown Road Monmouth Junction, New Jersey 08852
With a copy to:
Willkie Farr & Gallagher The Equitable Center 787 Seventh Avenue New York, New York 10019-6099 Attention: William H. Gump, Esq. Facsimile: 212-728-8111 Telephone: 212-728-8000
Company:
Bankruptcy Services LLC 70 E. 55th Street New York, New York 10022 Facsimile: 212-376-8989 Telephone: 212-376-8902
With a copy to:
Dorsey & Whitney, LLP 250 Park Avenue New York, New York 10177 Attention: Jonathan M. Herman, Esq. Facsimile: 212-415-9200 Telephone: 212-953-7201

or such other address or facsimile numbers as a party shall furnish in writing in accordance with the terms hereof. Any notice delivered personally or by facsimile shall be deemed received when delivered (provided, in the case of a notice furnished via facsimile, such notice is thereafter sent to the recipient by Federal Express or other overnight carrier) and if mailed in one of the manners provided above, it shall be deemed received on the day after it is postmarked.

        10.5   Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles.

        10.6   Entire Agreement.    This Agreement and the Ancillary Documents (including the Schedules and Exhibits attached hereto and thereto) constitute the entire agreement and understanding of the parties with respect to the Transactions and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

        10.7   Headings.    The section and article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

        10.8   Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns, to the extent allowed hereby.

        10.9   Assignment.    No assignment of any rights or delegation of any obligations provided for in this Agreement shall be made by or be binding upon any party without the prior written consent of all other parties to this Agreement, which consent may be granted or withheld in the sole discretion of the Person or Persons whose consent is required.

        10.10  Counterparts.    This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

        10.11  Knowledge of Seller, Buyer or Parent.    Whenever a representation or warranty contained in this Agreement or any Ancillary Document refers to the knowledge of a Seller, Sellers, Buyer or Parent or to matters known to a Seller, Sellers, Buyer or Parent such reference shall mean the actual knowledge of any such Person, after due inquiry.

        10.12  Parent Guarantee.    Parent hereby irrevocably and unconditionally guaranties to each Seller, as and for its own account, the prompt performance of each and all of Buyer's and Company's (to the extent such obligation is a post-Closing obligation) obligations under this Agreement, in each case when and as the same shall become due and payable and/or performable, including without limitation, the full and prompt payment of the Closing Cash Purchase Price and the Positive Balance, if any, at the Closing and the Contingent Cash Purchase Price and the Net Amount after the Closing Date.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

        IN WITNESS WHEREOF, each party to this Agreement has executed or has caused this Membership Interest Purchase Agreement to be duly executed by its duly authorized officer, as of the day and year first above written.

/s/ JAY D. CHAZANOFF JAY D. CHAZANOFF
/s/ STEPHEN R. SIMMS STEPHEN R. SIMMS
/s/ RON L. JACOBS RON L. JACOBS
/s/ KATHLEEN GERBER KATHLEEN GERBER
BANKRUPTCY SERVICES LLC
By:	/s/ RON L. JACOBS
Name:	Ron L. Jacobs
Title:	Member
EPIQ SYSTEMS ACQUISITION, INC.
By:	/s/ CHRISTOPHER E. OLOFSON Christopher E. Olofson President and Chief Operating Officer
EPIQ SYSTEMS, INC.
By:	/s/ CHRISTOPHER E. OLOFSON Christopher E. Olofson President and Chief Operating Officer

QuickLinks

  Exhibit 10.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
MEMBERSHIP INTEREST PURCHASE AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
ARTICLE V CONDITIONS TO CLOSING
ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS
ARTICLE VII INDEMNIFICATION; SURVIVAL
ARTICLE VIII COVENANTS
ARTICLE IX TAXES
ARTICLE X MISCELLANEOUS